Exhibit 15

May 9, 2005

The Board of Directors

Sizeler Property Investors, Inc.

We are aware of the incorporation by reference in the Registration Statements 333-107043, 333-103380, 333-99541, 333-85212 and 333-16073 of Sizeler Property Investors, Inc. of our report dated May 9, 2005 relating to the unaudited consolidated interim financial statements of Sizeler Property Investors, Inc. and subsidiaries that are included in its Forms 10-Q for the quarter ended March 31, 2005.

/s/ Ernst & Young LLP

New Orleans, Louisiana